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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 27, 2001


                              CITY HOLDING COMPANY
             (Exact name of registrant as specified in its charter)



West Virginia                   0-17733                     55-0619957
                                -------                     ----------
(State or other              (Commission File No.)         (IRS Employer
jurisdiction of                                        Identification Number)
incorporation or
 organization)


                                25 Gatewater Road
                        Charleston, West Virginia, 25313
                    (Address of principal executive officers)


                                 (304) 769-1100
              (Registrant's telephone number, including area code)


                                 Not applicable
     (Former name, former address and former fiscal year, if changed since last report)
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Item 5.  Other Events

     On February 27, 2001, City Holding Company ("the Company") issued a news release announcing the appointment of Gerald R. Francis as President and Chief Executive Officer of City Holding Company and its lead bank, City National Bank of West Virginia, upon receipt of a notice of non-objection from the Office of the Comptroller of the Currency. The news release was accompanied by a memorandum from Mr. Francis to City Holding Company shareholders in which Mr. Francis outlined a number of issues that the Company will address to implement a strategic plan to restore the financial strength of the Company. Specifically, Mr. Francis noted that the Company must assess "loan loss reserve adequacy through completion of a loan portfolio review" and assess "the fair value of retained interest in securitized loan pools in light of accounting principle changes."

     Although the Company believes that its allowance for loan losses as of December 31, 2000 is adequate to provide for losses inherent in the loan portfolio, recent news of the increased potential for economic downturns in both the national and local economies has heightened focus on credit quality issues. Although the Company's recent trends of credit losses have been fully considered in assessing the adequacy of the allowance for loan losses as of December 31, 2000, the additional concerns imposed by a softening economic outlook may result in the need for additional loan loss reserves in 2001.

     New accounting guidance was issued in 2000 by the Emerging Issues Task Force ("the EITF") that provided specific accounting guidance regarding the recognition of interest income and impairment of retained interests. Since the initial issuance of EITF Issue 99-20, which addresses this topic, the EITF has subsequently clarified the intent of the new guidance and revised certain terminology. Such clarification and revised terms have a direct impact on the implementation of the new guidance and the resulting accounting treatment for retained interests. Most recently, in January 2001, the EITF met to discuss additional implementation issues and further clarified the substance of Issue 99-20. Although early application of the provisions of Issue 99-20 are permitted, the new guidance becomes effective for all fiscal quarters beginning after March 15, 2001. Upon implementation of Issue 99-20, the recorded balance of the Company's retained interests will be adjusted to estimated fair value, with the amount of any negative adjustment recorded through the Company's income statement. The amount of the adjustment to be recorded upon implementation will be determined by comparing the estimated fair value of the retained interest at the date of implementation to the original carrying amount of the retained interests, plus any interest subsequently accrued. Under current accounting guidance and using its current modeling assumptions, as of December 31, 2000 the Company has a negative fair value adjustment of $9.81 million, pre-tax, recorded as an adjustment through Stockholders' Equity. The Company has not yet determined the financial statement impact of adopting Issue 99-20.

     Additionally, each quarter the Company re-evaluates the reasonableness of its modeling assumptions. Although not known at this time, the Company may determine that certain modeling assumptions should be revised in 2001 to address, for example, the potential economic slowdown discussed previously or the recent sale of the right to service the underlying collateral loan pools to

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an independent third party. If determined necessary, such changes in modeling assumptions could have an adverse affect on the fair value of the retained interests and result in a negative impact to the Company's operating results.

     The Company also announced its intention to sell its internet service provider (Citynet) and direct mail (Jarrett/Aim Communications) divisions as part of the Company's continued effort to refocus its resources on its core West Virginia community banking franchise. Although the financial impact of these events has not yet been determined, there may be certain non-recurring and other restructuring charges that could negatively impact the Company's earnings over the next several months associated with the sale of these entities.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

          (a) Financial Statements               None
          (b) Pro Forma Financial Information    None
          (c) Exhibits
                    99                           News Release issued on
                                                 February 27, 2001

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CITY HOLDING COMPANY


Date: March 14, 2001
                                    By:
                                    ----------------------------------
                                    Michael D. Dean
                                    Senior Vice President - Finance,
                                    Chief Accounting Officer and
                                    Duly Authorized Officer




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